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                                                                  Exhibit (4)(g)

                     STATEMENT OF DESIGNATIONS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                       OTHER SPECIAL RIGHTS OF PREFERRED
                     SHARES AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

          ____% SERIES [A] [CUMULATIVE] [REDEEMABLE] PREFERRED SHARES

                                       OF

                          WEINGARTEN REALTY INVESTORS

                              ____________________


         Weingarten Realty Investors, a real estate investment trust organized under the laws of Texas (the "Company"), certifies that pursuant to the authority contained in Article Seven of its Amended and Restated Declaration of Trust (the "Declaration of Trust") the Board of Trust Managers of the Company adopted the following resolution at a meeting duly held on _____________, 1994 which resolution remains in full force and effect on the date hereof:

         RESOLVED, that there is hereby established the following series of authorized preferred shares of beneficial interest in the Company having a par value of $0.03 per share, which shall be designated as "____% Series [A] [Cumulative] [Redeemable] Preferred Shares" (the "Preferred Shares") and which shall consist of up to _________ shares having the following voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions:

         1.      Certain Definitions

         Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         Beneficial Ownership. The term "Beneficial Ownership" shall mean the direct or indirect ownership of Preferred Shares by a Person. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are





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authorized or required by law, regulation or executive order to close.

         Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Common Equity. The term "Common Equity" shall mean all capital shares now or hereafter authorized by the Company, excluding the Preferred Shares and any other preferred shares issued by the Company, but including the Common Shares.

         Common Shares. The term "Common Shares" shall mean the common shares of beneficial interest, $0.03 par value, of the Company.

         Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph (b) of paragraph 2 below.

         Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date.

         Initial Issue Date. The term "Initial Issue Date" shall mean the date that Preferred Shares are first issued by the Company.

         IRS. The term "IRS" shall mean the United States Internal Revenue Service.

         Liquidation Preference. The term "Liquidation Preference" shall mean $_______________ per share.

         Ownership Limit. The term "Ownership Limit" shall mean not more than 9.8% of the Company's outstanding capital shares, including Preferred Shares.

         Person. The term "Person" shall mean an individual, corporation, association, partnership, estate, trust, joint stock company or other entity, but does not include an underwriter which participates in a public offering of the Preferred Shares.

         Record Date. The term "Record Date" shall mean the date designated by the Board of Trust Managers of the Company for determining shareholders with respect to any dividend declarations; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trust Managers for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.




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         Redemption Date.  The term "Redemption Date" shall have the meaning set forth in subparagraph (b) of paragraph 4 below.

         Redemption Price. The term "Redemption Price" shall mean a price per share equal to $________ together with accumulated and unpaid dividends, if any, thereon to the Redemption Date.

         REIT.  The term "REIT" shall mean a Real Estate Investment Trust under
Section 856 of the Code.

         2.      Dividends

         (a) The recordholders of Preferred Shares shall be entitled to receive dividends, when and as declared by the Board of Trust Managers of the Company, out of funds legally available for payment of dividends. Such dividends by the Company shall be payable in cash at the rate of ___% or $____________ per annum per Preferred Share.

         (b) [Dividends on Preferred Shares shall accumulate from the Initial Issue Date.] Dividends shall be payable quarterly in arrears when and as declared by the Board of Trust Managers of the Company on ________, ________, ________, and ________ of each year (each, a "Dividend Payment Date"), commencing on _____________, 199_. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Preferred Shares for each full Dividend Period shall be computed by dividing by four (4) the dividend rate of $_____ per annum per Preferred Share set forth in subparagraph 2(a) above. Dividends payable in respect of any Dividend Period that is less than a full Dividend Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Preferred Shares as their names shall appear on the stock transfer records of the Company at the close of business on the Record Date for such dividend. Dividends in respect of any past Dividend Periods that are in arrears may be declared and paid at any time to holders of record on the Record Date therefor. Any dividend payment made on Preferred Shares shall be first credited against the earliest accumulated but unpaid dividend due that remains payable.

         (c) If any Preferred Shares are outstanding, no dividends (other than in Common Shares or other capital shares of the Company ranking junior to the Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set apart for payment on the Common Shares or any capital shares ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation for any period unless full accumulated dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment




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on the Preferred Shares for [all past Dividend Periods and] the then current
Dividend Period. If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares and the preferred shares ranking on a parity as to dividends with the Preferred Shares, then notwithstanding the first sentence of this subparagraph 2(c), all dividends declared upon the Preferred Shares and such other preferred shares shall be declared pro rata so that the amount of dividends declared per Preferred Share and such other preferred shares shall in all cases bear to each other the same ratio that accumulated dividends per Preferred Share [without accumulation for any unpaid dividends for prior Dividend Periods unless previously declared] and such other preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Shares that may be in arrears.

         (d) In addition to the provisions of subparagraph 2(c) above, unless full accumulated dividends on the Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for [all past Dividend Periods and] the then current Dividend Period, no Common Shares or any capital shares ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares as to dividends and upon liquidation).

         (e) No dividends on Preferred Shares shall be declared by the Board of Trust Managers of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a




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default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         (f) Notwithstanding anything contained herein to the contrary, dividends on the Preferred Shares, if not paid on a Dividend Payment Date, will accumulate whether or not dividends are declared for such Dividend Payment Date, whether or not the Company has earnings and whether or not there are funds legally available for the payment of such dividends.

         (g) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of capital shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Preferred Shares for the year bears to the Total Dividends.

         3. Distributions Upon Liquidation, Dissolution or Winding Up

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as "liquidation"), subject to the prior preferences and other rights of any capital shares of the Company (which has been approved by the holders of the Preferred Shares as required under paragraph 6) as to liquidation preferences, but before any distribution or payment shall be made to the holders of Common Shares or capital shares ranking junior to the Preferred Shares upon liquidation, the holders of Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trust Managers of the Company in the amount of the Liquidation Preference per share plus an amount equal to all dividends accumulated and unpaid thereon to the date of such liquidation [without accumulation of any unpaid dividends for prior Dividend Periods unless previously declared]. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right to any claim on any of the remaining assets of the Company and shall not be entitled to any other distribution in the event of liquidation of the Company.

         (b) In the event that, upon any such liquidation, the legally available assets of the Company are insufficient to pay the amount of the full liquidating distribution to which holders of the Preferred Shares are entitled pursuant to subparagraph 3(a) and the corresponding amounts that are payable to holders of the preferred shares ranking on a parity with the Preferred Shares upon any



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liquidation, then the holders of the Preferred Shares and all other such preferred shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Neither the consolidation or merger of the Company into or with another Person, whether or not the Company is the surviving entity, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another Person shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this paragraph 3.

         4.      [Redemption by the Company]

         (a) The Preferred Shares may be redeemed for cash, in whole or from time to time in part, at any time after ___________ 199_ at the option of the Company at the Redemption Price.

         (b) Each date fixed for redemption pursuant to subparagraph 4(a) above is called a "Redemption Date". If the Redemption Date is after a Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Dividend Payment Date or the Company's default in the payment of the dividend due.

         (c) In case of redemption of less than all Preferred Shares at the time outstanding, the Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

         (d) Notice of any redemption will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the holders of record of the Preferred Shares to be redeemed at their addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Preferred Shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and
(v) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date.




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         (e)     If notice has been mailed in accordance with subparagraph 4(d)
above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Preferred Shares and all rights of the holders thereof as shareholders of the Company (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Preferred Shares shall be redeemed by the Company at the Redemption Price. In case fewer than all of the Preferred
Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Preferred Shares without cost to the holder thereof.

         (f) Any funds deposited with a bank or trust company for the purpose of redeeming Preferred Shares shall be irrevocable except that:

                 (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                 (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Preferred Shares entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

         (g) No Preferred Shares may be redeemed except with funds legally available for the payment of the Redemption Price.

         (h) Unless full accumulated dividends on all Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for [all past Dividend Periods and] the then current Dividend Period, no Preferred Shares shall be redeemed (unless all outstanding Preferred Shares are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital shares of the Company




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ranking junior to the Preferred Shares as to dividends and upon liquidation);
provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares.

         (i) All Preferred Shares redeemed pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued preferred shares, without designation as to series and may thereafter be reissued as any series of preferred shares.

         5.      [Conversion of Preferred Shares into Common Shares]

                 To be determined.

         6.      Voting Rights

         (a) The holders of record of Preferred Shares shall not be entitled to any voting rights except as hereinafter provided in this paragraph 6 or as otherwise provided by law. The Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Preferred Shares voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of preferred shares ranking senior as to dividend, liquidation or voting rights, or reclassify any authorized capital shares into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the Statement of Designations for the Preferred Shares, whether by merger, consolidation or otherwise (collectively referred to herein as an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; provided, however, that with respect to subparagraph 6(a)(ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of capital shares ranking junior to or on parity with the Preferred Shares as to dividends and upon liquidation also shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.




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         (b)     If and whenever dividends payable on Preferred Shares shall be in arrears for six (6) or more consecutive quarterly periods, then the holders of Preferred Shares, voting separately as a class (with such other series as provided below), shall be entitled at the next annual meeting of the shareholders to elect two (2) additional Trust Managers. Upon election, such Trust Managers shall become additional Trust Managers of the Company and members of the class of Trust Managers as so designated by the Company in accordance with the Declaration of Trust and the authorized number of Trust Managers of the Company shall thereupon be automatically increased by such number of Trust Managers.

         (c) In any matter in which the Preferred Shares may vote (as expressly provided herein or as may be required by law), including any action by written consent, each Preferred Share shall be entitled to one (1) vote.

         [Remaining terms and conditions of Voting Rights to be determined.]

         7. Restrictions on Ownership and Transfer to Preserve Tax Benefit and REIT Status

         (a)     Restriction on Ownership and Transfer.

                 (i) To assist the Company in maintaining its REIT status, no Person shall Beneficially Own Preferred Shares which singly or when aggregated with such Person's other Beneficial Ownership of the Company's capital shares would exceed the Ownership Limit. Preferred Shares Beneficially Owned in violation of the restrictions contained in this subparagraph 7(a)(i) shall not be entitled to any dividend payments, voting rights and other benefits and any transfer in violation of such restrictions may be prohibited.

         (b) Legend. Each certificate for Preferred Shares shall bear the following legend:

         This Certificate and the shares represented hereby are subject in all respects to the laws of the State of Texas and to the Declaration of Trust and Bylaws of the Trust and any amendments thereto. The Declaration of Trust, as amended, provides that no shareholder shall have any preemptive rights to acquire unissued or treasury shares of the Trust. The Declaration of Trust also restricts the transfer of the shares of beneficial interest evidenced by this Certificate in connection with the qualification by the Trust as a real estate investment trust. Copies of the Trust's Declaration of Trust are on file with the Harris County, Texas, County Clerk and will be furnished to any shareholder of record without charge upon written request to the Trust as its principal place of business or registered office.




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         The Trust will furnish a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class which the Trust is authorized to issue and the difference in the relative rights and preferences between the shares of each series of any preferred class to the extent they have been set and the authority of the Trust Managers to set the relative rights and preferences of subsequent series to any holder of shares without change on written request to the Trust at its principal place of business or registered office.

                 8.       Exclusion of Other Rights.

         Except as may otherwise be required by law, the Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Declaration of the Trust. The Preferred Shares shall have no preemptive or subscription rights.

                 9.       Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                 10.      Severability of Provisions.

         If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Shares and qualifications, limitations and restrictions thereof set forth in this resolution (as amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Shares and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.




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         IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by ___________________ and attested by ___________________, its secretary, this ___ day of ________, 199_.

                          WEINGARTEN REALTY INVESTORS


                           By:    _______________________________

ATTEST:


By:    __________________________
       Secretary



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